110 Cannon Street London, England EC4N 6EU www.valaris.com	Press Release

Valaris plc Reports Fourth Quarter and Full-Year 2019 Results

London, England, February 20, 2020 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today reported a net loss attributable to the Company of $216 million, or $1.09 per share, for fourth quarter 2019 compared to a net loss of $197 million, or $1.00 per share, in third quarter 2019. The Company reported adjusted EBITDA of $22 million in fourth quarter 2019 compared to $35 million in third quarter 2019, and an adjusted loss of $1.55 per share in fourth quarter 2019 versus an adjusted loss of $1.27 per share in the prior quarter.

Chief Executive Officer and President Tom Burke said, “Last year was pivotal in the company's evolution as an industry-leading offshore services provider. In April, we merged two leading offshore drillers to form Valaris and committed to delivering meaningful ongoing synergies from the combination. We made great strides to integrate the company in the months that followed, including completing the majority of our planned integration activities that have resulted in the company reaching approximately $135 million of annual run rate synergies by year-end 2019. Most importantly, we continued to deliver safe, efficient and reliable services to customers in 2019 – with 98% operational utilization across the fleet and safety performance significantly better than the industry – while achieving these integration and synergy milestones, which is a testament to the hard work and professionalism of our dedicated employees around the world.”

Burke concluded, “We also enjoyed commercial success, signing new contracts that added $1.8 billion to our contracted revenue backlog during the year, reflecting the success of our team's efforts to win new work for our rigs in improving, albeit still challenging, market conditions. We have carried this contracting momentum into 2020 with the addition of incremental backlog and we are in advanced discussions with customers for several new contracts. While our diverse, high-quality modern rig fleet and technical expertise position us well to continue adding future backlog, we expect to report losses and have negative cash flows during 2020 despite gradual improvement in utilization and average day rates for Valaris' fleet.”

Fourth Quarter Results

Revenues declined to $512 million in fourth quarter 2019 from $551 million in the prior quarter primarily due to the sale of VALARIS 5006, which operated during third quarter 2019. Fewer rig operating days across the broader fleet also contributed to lower revenues and a three percentage point decline in utilization to 61% from 64% in the prior quarter.

Contract drilling expense declined to $477 million in fourth quarter 2019 from $497 million in the prior quarter primarily due to the sale of VALARIS 5006 and lower costs for uncontracted floaters. This was partially offset by $11 million of merger transaction costs and $6 million of non-recurring charges for certain local employee benefits included in fourth quarter 2019 contract drilling expense, as compared to $8 million of merger transaction costs in third quarter 2019.

Fourth quarter 2019 results included a non-cash asset impairment charge of $13 million related to VALARIS JU-70, which has been classified as held-for-sale and is expected to be retired from the global drilling fleet, and lease impairment charges for legacy company facilities. Third quarter 2019 results included an $88 million impairment charge related to VALARIS 5006.

Depreciation expense of $164 million in fourth quarter 2019 was in line with the prior quarter. General and administrative expense increased to $42 million from $36 million in the prior quarter mostly due to $4 million of professional fees associated with the Company’s discussions with a significant shareholder on a matter that was resolved in first quarter 2020. Fourth quarter 2019 general and administrative expense also included $8 million of merger transaction costs, in line with the prior quarter.

Other income was $42 million in fourth quarter 2019 compared to $40 million in the third quarter. The sequential quarter comparison was influenced by $200 million of other income related to a payment received from Samsung Heavy Industries ("SHI") and $20 million of other expense associated with a dispute with a legacy company partner in the Middle East that were included in fourth quarter 2019 results. Additionally, there was a $23 million loss in fourth quarter 2019 from an adjustment to bargain purchase gain related to the merger compared to a $53 million loss in third quarter 2019 from an adjustment to bargain purchase gain. The adjustment to bargain purchase gain reflects changes in the estimated fair values of certain assets and liabilities, primarily related to long-lived assets, deferred income taxes and uncertain tax positions. Third quarter 2019 other income also included a $194 million gain resulting from the repurchase of senior notes. Interest expense in fourth quarter 2019 was $115 million, net of $1 million of interest that was capitalized, compared to interest expense of $114 million in third quarter 2019, net of $6 million of interest that was capitalized.

Tax expense increased to $63 million in fourth quarter 2019 from $2 million in the prior quarter. The fourth quarter 2019 tax provision included $21 million of discrete tax expense due to the resolution of prior year tax matters, rig sales and the SHI settlement, compared to $18 million of discrete tax benefit in third quarter 2019 mostly due to the impairment charge noted above. Adjusted for discrete items, tax expense increased $22 million on a sequential-quarter basis mostly due to changes in the estimate of taxable income across operating jurisdictions during the year in addition to valuation allowances on certain deferred tax assets recorded during fourth quarter 2019.

Segment Highlights

Floaters
Floater revenues declined to $216 million in fourth quarter 2019 from $270 million in the prior quarter. The sequential quarter decline was primarily due to VALARIS 5006, VALARIS DPS-1, VALARIS DS-15 and VALARIS DS-4 completing contracts during the third and fourth quarters. Average day rates declined to $205,000 from $215,000 in the third quarter and utilization declined by six percentage points to 42%. Adjusted for uncontracted rigs and planned downtime, operational utilization was 97% compared to 94% in the prior quarter.

Contract drilling expense declined to $217 million from $250 million in third quarter 2019 primarily due to the sale of VALARIS 5006, lower mobilization costs and disciplined cost management for rigs during uncontracted periods.

Jackups
Jackup revenues increased to $231 million in fourth quarter 2019 from $218 million in the prior quarter primarily due to contract startups for three rigs offshore Norway during the fourth quarter as well as a full quarter of revenue for VALARIS JU-107 and VALARIS JU-123, which commenced new contracts during the third quarter. This was partially offset by fewer operating days in fourth quarter 2019 for several rigs that recently completed contracts. Average day rates increased to $83,000 from $78,000 in the prior quarter, while utilization declined by two percentage points to 63%. Adjusted for uncontracted rigs and planned downtime, operational utilization was 99%, equal to the third quarter.

Contract drilling expense increased to $228 million in fourth quarter 2019 from $214 million in the third quarter mostly due to higher operating costs for the rigs that started new contracts along with the benefits adjustment noted above, partially offset by lower costs resulting from a decline in operating days and lower mobilization expenses in the fourth quarter.

ARO Drilling
ARO Drilling is a non-consolidated joint venture between Valaris and Saudi Aramco to own, manage and operate drilling rigs. Revenues increased to $148 million in fourth quarter 2019 from $138 million in the prior quarter and contract drilling expense increased to $108 million from $93 million primarily due to the addition of VALARIS JU-147 and VALARIS JU-148 to the active leased fleet. General and administrative expense increased to $13 million in fourth quarter 2019 from $9 million in the prior quarter due to the transition of processes and personnel previously provided by Valaris. Valaris accounts for its 50% interest in ARO Drilling using the equity method of accounting and only recognizes its portion of ARO Drilling's net income, which is included in equity earnings of ARO Drilling in our consolidated statements of operations. Valaris recognized a loss of $9.5 million in fourth quarter 2019 compared to a loss of $3.7 million in third quarter 2019 inclusive of the effect of acquisition accounting and the resulting amortization of basis differences that arose from the fair value adjustment of our investment in ARO Drilling.

Other
Revenues increased to $65 million from $64 million in the prior quarter due to higher reimbursable revenue from managed rigs. Fourth quarter 2019 revenues included $21 million of ARO Drilling leased revenue, $24 million of ARO Drilling reimbursables and $20 million for managed rigs. Contract drilling expense declined to $32 million from $33 million in third quarter 2019 due to a decline in ARO Drilling reimbursable costs.

	Fourth Quarter

(in millions of $,	Floaters			Jackups			ARO			Other			Reconciling Items		Consolidated Total
except %)	Q4	Q3	Chg	Q4	Q3	Chg	Q4	Q3	Chg	Q4	Q3	Chg	Q4	Q3	Q4	Q3	Chg

Revenues	216.3	269.8	(20)%	230.6	217.8	6%	148.3	138.4	7%	65.2	63.7	2%	(148.3)	(138.4)	512.1	551.3	(7)%
Operating expenses
Contract drilling	217.3	250.3	(13)%	227.8	213.5	7%	108.5	92.7	17%	31.5	32.7	(4)%	(108.5)	(92.7)	476.6	496.5	(4)%
Impairment	—	88.2	—	10.2	—	—	—	—	—	—	—	—	3.1	—	13.3	88.2	nm
Depreciation	97.3	98.1	(1)%	61	59.0	3%	13.4	14.6	(8)%	—	—	—	(7.9)	(8.7)	163.8	163.0	—
General and admin.	—	—	—	—	—	—	13.2	8.8	50%	—	—	—	28.8	27.3	42.0	36.1	16%
Equity in earnings of ARO	—	—	—	—	—	—	—	—	—	—	—	—	(9.5)	(3.7)	(9.5)	(3.7)	nm
Operating income (loss)	(98.3)	(166.8)	(41)%	(68.4)	(54.7)	25%	13.2	22.3	(41)%	33.7	31.0	9%	(73.3)	(68.0)	(193.1)	(236.2)	(18)%

Financial Position — December 31, 2019

•	$2.5 billion of contracted revenue backlog excluding bonus opportunities

•	$1.7 billion of liquidity
•$0.1 billion of cash
•$1.6 billion fully available revolving credit facility

•	$6.5 billion of total debt(1)

•	$9.3 billion of Valaris shareholders' equity
(1) Reflects principal value of debt outstanding

The Company’s capital structure provides significant flexibility to address its near, medium and long term liabilities. The Company is actively evaluating opportunities to enhance its capital structure and address maturities of existing debt, including by capturing debt discount and extending maturities. Given the significant flexibility under its existing debt agreements, the Company has access to a range of potential transactions, including exchange offers and other debt repurchases, to address its capital structure.

Valaris will conduct a conference call to discuss fourth quarter and full-year 2019 results at 9:00 a.m. CST (10:00 a.m. EST and 2:00 p.m. London) on Friday, February 21, 2020. The call will be webcast live at www.valaris.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Valaris conference call. It is recommended that participants call approximately 10 minutes prior to the scheduled start time.

A webcast replay and transcript of the call will be available at www.valaris.com. A replay will also be available through March 23, 2020 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10138649).

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 110 Cannon Street, London EC4N 6EU. To learn more, visit our website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rates, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the anticipated benefits, opportunities, synergies and effects of the merger between Ensco and Rowan are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contact:        Nick Georgas
Vice President - Investor Relations and Corporate Communications
713-430-4607

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended

	December 31, 2019	September 30, 2019

OPERATING REVENUES	$512.1	$551.3

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	476.6	496.5
Loss on impairment	13.3	88.2
Depreciation	163.8	163.0
General and administrative	42.0	36.1
Total operating expenses	695.7	783.8
EQUITY IN EARNINGS OF ARO	(9.5)	(3.7)
OPERATING LOSS	(193.1)	(236.2)

OTHER INCOME (EXPENSE)
Interest income	6.0	6.7
Interest expense, net	(115.1)	(113.9)
Other, net	151.0	147.4
	41.9	40.2

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(151.2)	(196.0)

PROVISION FOR INCOME TAXES	62.8	1.5

NET LOSS	(214.0)	(197.5)

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.0)	0.4

NET LOSS ATTRIBUTABLE TO VALARIS	$(216.0)	$(197.1)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing operations	$(1.09)	$(1.00)
Discontinued operations	—	—
	$(1.09)	$(1.00)
WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	197.6	197.6

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2019	2018
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$97.2	$275.1
Short-term investments	—	329.0
Accounts receivable, net	520.7	344.7
Other current assets	446.5	360.9
Total current assets	$1,064.4	$1,309.7

PROPERTY AND EQUIPMENT, NET	15,096.9	12,616.2

LONG-TERM NOTES RECEIVABLE FROM ARO	452.9	—

INVESTMENT IN ARO	128.7	—

OTHER ASSETS	188.3	97.8
	$16,931.2	$14,023.7

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long - term debt	$124.8	$—
Accounts payable and accrued liabilities	705.9	528.5
Total current liabilities	$830.7	$528.5

LONG-TERM DEBT	5,923.5	5,010.4

OTHER LIABILITIES	867.4	396.0

TOTAL EQUITY	9,309.6	8,088.8
	$16,931.2	$14,023.7

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	December 31
	2019	2018

OPERATING ACTIVITIES
Net loss	$(192.2)	$(636.6)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Gain on bargain purchase	(637.0)	(1.8)
Depreciation expense	609.7	478.9
(Gain) loss on debt extinguishment	(194.1)	19.0
Loss on impairment	104.0	40.3
Amortization, net	(16.8)	(40.2)
Share-based compensation expense	37.3	29.9
Deferred income tax expense	23.9	56.6
Equity in earnings of ARO	12.6	—
Other	16.8	4.5
Contributions to pension plans and other post retirement benefits	(13.2)	—
Changes in operating assets and liabilities	(27.9)	(6.3)
Net cash used in operating activities of continuing operations	(276.9)	(55.7)
INVESTING ACTIVITIES
Rowan cash acquired	931.9	—
Maturities of short-term investments	474.0	1,030.0
Purchases of short-term investments	(145.0)	(919.0)
Additions to property and equipment	(227.0)	(426.7)
Net proceeds from disposition of assets	17.7	11.0
Net cash provided by (used in) investing activities of continuing operations	1,051.6	(304.7)
FINANCING ACTIVITIES
Reduction of long-term borrowings	(928.1)	(771.2)
Borrowings on credit facility	215.0	—
Repayments of credit facility borrowings	(215.0)	—
Debt solicitation costs	(9.5)	—
Cash dividends paid	(4.5)	(17.9)
Proceeds from issuance of senior notes	—	1,000.0
Debt issuance costs	—	(17.0)
Other	(10.2)	(5.7)
Net cash provided by (used in) financing activities	(952.3)	188.2
Net cash provided by discontinued operations	—	2.5
Effect of exchange rate changes on cash and cash equivalents	(.3)	(.6)
INCREASE IN CASH AND CASH EQUIVALENTS	(177.9)	(170.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	275.1	445.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$97.2	$275.1

VALARIS PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2019	2018	2019

Rig Utilization(1)

Floaters	42%	40%	48%
Jackups	63%	62%	65%
Other(2)	100%	100%	100%

Total	61%	55%	64%

ARO	93%	—	89%

Average Day Rates(3)

Floaters	$205,084	$258,759	$215,157
Jackups	83,222	76,222	77,888
Other(2)	43,644	83,690	47,553

Total	$101,472	$125,642	$106,157

ARO	$107,921	$—	$109,862

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)	Includes our two management services contracts and our nine rigs leased to ARO.

(3)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

ARO DRILLING
CONDENSED BALANCE SHEET INFORMATION
(In millions)
(Unaudited)

December 31, 2019
Current assets	$407.2
Non-current assets	874.8
Total assets	$1,282.0

Current liabilities	$183.2
Non-current liabilities	1,015.5
Total liabilities	$1,198.7

Non-GAAP Financial Measures (Unaudited)
To supplement Valaris’ condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations and adjusted EBITDA, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Valaris’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Valaris defines "Adjusted EBITDA" as net loss from continuing operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, equity in earnings of ARO, (gain) loss on asset disposals, transaction costs and significant non-recurring items. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended December 31, 2019 and September 30, 2019. Adjusted loss per share excludes the SHI settlement, a legal dispute, transaction costs related to the Valaris merger, bargain purchase gain adjustments, impairment expense, a non-recurring employee benefit adjustment, legal fees associated with a shareholder matter, gain on debt repurchases and discrete tax items. Immediately following the completion of the Valaris merger, every four existing Class A ordinary shares were consolidated into one Class A ordinary share (the "Reverse Stock Split"). All per share data below has been retroactively adjusted to reflect the Reverse Stock Split.

LOSS PER SHARE RECONCILIATION(1):	Three Months Ended

	December 2019		September 2019
	Income (loss) from continuing operations attributable to Valaris shares(2)	Earnings (loss) per share from continuing operations	Income (loss) from continuing operations attributable to Valaris shares(2)	Earnings (loss) per share from continuing operations
Net loss attributable to Valaris	$(216.0)	$(1.09)	$(197.1)	$(1.00)
Adjustments:
SHI settlement	(200.0)	(1.01)	—	—
Legal dispute	20.3	0.10	—	—
Transaction costs	19.6	0.10	16.0	0.08
Bargain purchase adjustment	22.8	0.12	53.0	0.27
Impairment expense	13.3	0.07	88.2	0.45
Employee benefit adjustment	6.2	0.03	—	—
Shareholder matter	4.2	0.02	—	—
Gain on debt repurchases	—	—	(194.1)	(0.98)
Discrete tax items	21.3	0.11	(18.4)	(0.09)
Adjusted	$(308.3)	$(1.55)	$(252.4)	$(1.27)

(1)
No income was allocated to participating securities under the two-class method for the three-month period ended December 31, 2019 and September 30, 2019. Net loss attributable to Valaris shares excludes income attributable to noncontrolling interest of $2.0 million and loss attributable to noncontrolling interest of $0.4 million for the three-month periods ended December 31, 2019 and September 30, 2019, respectively.

(2) The bargain purchase adjustments are comprised of measurement period adjustments related to purchase accounting for the Valaris merger.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended December 31, 2019 and September 30, 2019 is included in the tables below (in millions):

	Three Months Ended
	December 31, 2019	September 30, 2019

Net loss	$(214.0)	$(197.5)
Add (subtract):
Income tax expense	62.8	1.5
Interest expense	115.1	113.9
Other (income) expense	(157.0)	(154.1)
Operating loss	(193.1)	(236.2)
Add (subtract):
Depreciation expense	163.8	163.0
Amortization, net (1)	1.3	(0.8)
Loss on impairment	13.3	88.2
Equity in earnings of ARO	9.5	3.7
(Gain) loss on asset disposals	(3.1)	1.2
Transaction costs	19.6	16.0
Employee benefit adjustment	6.2	—
Shareholder matter	4.2	—
Adjusted EBITDA	$21.7	$35.1

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.